CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of the
Brazos Mutual Funds

We consent to the incorporation by reference in Post-Effective Amendment No. 5 to the Registration Statement of Brazos Mutual Funds (comprising respectively, the Brazos Small Cap Growth Portfolio, Brazos Real Estate Securities Portfolio and Brazos Micro Cap Growth Portfolio) on Form N-1A of our report dated December 30, 1998, on our audits of the financial statements and financial highlights of Brazos Mutual Funds, which report is included in the Annual Report to Shareholders for the year ended November 30, 1998, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information and in the "Financial Highlights" in the Prospectus.



PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 12, 1999